Filed Pursuant to Rule 433

Registration No. 333-221035

October 23, 2017

Pricing Term Sheet

€1,000,000,000

The Procter & Gamble Company

€500,000,000 0.500% Notes due 2024

€500,000,000 1.250% Notes due 2029

0.500% Notes due 2024

Issuer:	The Procter & Gamble Company

Aggregate Principal Amount:	€500,000,000

Maturity Date:	October 25, 2024

Mid-swap rate:	0.511%

Spread to mid-swap rate:	+8 basis points

Yield to Maturity:	0.591%

Coupon (Interest Rate):	0.500%

Price to Public (Issue Price):	99.378% of principal amount

Reference Government security:	DBR 1.000% due August 15, 2024

Reference Government security yield/price:	-0.039% ; 107.08%

Spread to reference Government security:	+63 basis points

Interest Payment Date:	October 25, commencing October 25, 2018

Day Count Convention:	ACT/ACT, following, unadjusted

Make-Whole Redemption:	At any time at the greater of 100% or a discount rate of the Comparable Government Bond Rate plus 10 basis points

Tax Redemption:	The notes will be redeemable if certain events occur involving United States taxation as described in the Prospectus Supplement

Trade Date:	October 23, 2017

Settlement Date:	October 25, 2017 (T+2)

Common Code:	170819268

ISIN:	XS1708192684

CUSIP:	742718 EY1

Denominations:	€100,000 x €1,000

Joint Book-Running Managers:	Deutsche Bank AG, London Branch HSBC Bank plc Morgan Stanley & Co. International plc

Senior Co-Managers:	Citigroup Global Markets Limited Goldman Sachs & Co. LLC J.P. Morgan Securities plc

Co-Managers:

Barclays Bank PLC

Merrill Lynch International

MUFG Securities EMEA plc

RBC Europe Limited

Banco Bilbao Vizcaya Argentaria, S.A.

ING Bank N.V. Belgian Branch

Wells Fargo Securities International Limited

The Williams Capital Group, L.P.

Fifth Third Securities, Inc.

PNC Capital Markets LLC

U.S. Bancorp Investments, Inc.

Type of Offering:	SEC Registered

Listing:	Application will be made for listing on the New York Stock Exchange on terms described in the Prospectus Supplement

Long-term Debt Ratings:	Moody’s: Aa3 (Stable); S&P: AA- (Stable)

Concurrent Offering:	On October 23, 2017, The Procter & Gamble Company commenced a public offering of notes denominated in U.S. Dollars. The closing of the offering of the notes offered hereby is not contingent on the closing of the concurrent offering.

1.250% Notes due 2029

Issuer:	The Procter & Gamble Company

Aggregate Principal Amount:	€500,000,000

Maturity Date:	October 25, 2029

Mid-swap rate:	1.077%

Spread to mid-swap rate:	+20 basis points

Yield to Maturity:	1.277%

Coupon (Interest Rate):	1.250%

Price to Public (Issue Price):	99.701% of principal amount

Reference Government security:	DBR 0.500% due August 15, 2027

Reference Government security yield/price:	0.434% ; 100.63%

Spread to reference Government security:	+84.3 basis points

Interest Payment Date:	October 25, commencing October 25, 2018

Day Count Convention:	ACT/ACT, following, unadjusted

Make-Whole Redemption:	At any time at the greater of 100% or a discount rate of the Comparable Government Bond Rate plus 15 basis points

Tax Redemption:	The notes will be redeemable if certain events occur involving United States taxation as described in the Prospectus Supplement

Trade Date:	October 23, 2017

Settlement Date:	October 25, 2017 (T+2)

Common Code:	170819381

ISIN:	XS1708193815

CUSIP:	742718 EX3

Denominations:	€100,000 x €1,000

Joint Book-Running Managers:	Deutsche Bank AG, London Branch HSBC Bank plc Morgan Stanley & Co. International plc

Senior Co-Managers:	Citigroup Global Markets Limited Goldman Sachs & Co. LLC J.P. Morgan Securities plc

Co-Managers:	Barclays Bank PLC
Merrill Lynch International
MUFG Securities EMEA plc
RBC Europe Limited
Banco Bilbao Vizcaya Argentaria, S.A.
ING Bank N.V. Belgian Branch
Wells Fargo Securities International Limited
The Williams Capital Group, L.P.
Fifth Third Securities, Inc.
PNC Capital Markets LLC
U.S. Bancorp Investments, Inc.

Type of Offering:	SEC Registered

Listing:	Application will be made for listing on the New York Stock Exchange on terms described in the Prospectus Supplement

Long-term Debt Ratings:	Moody’s: Aa3 (Stable); S&P: AA- (Stable)

Concurrent Offering:	On October 23, 2017, The Procter & Gamble Company commenced a public offering of notes denominated in U.S. Dollars. The closing of the offering of the notes offered hereby is not contingent on the closing of the concurrent offering.

Note:    A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Deutsche Bank AG, London Branch at 1- 800-503-4611, HSBC Bank plc (toll free) at 1-866-811-8049 or Morgan Stanley & Co. International plc at 1-866-718-1649.

Any disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such disclaimers or other notices were automatically generated as a result of this communication being sent via Bloomberg or another email system.